Exhibit 99.1

Maryland Awards eGovernment Services Contract to NIC Inc.

Company updates 2012 financial guidance to reflect revenues from new partnership

ANNAPOLIS, Md.--(BUSINESS WIRE)--February 16, 2012--NIC Inc., (NASDAQ: EGOV) the leading provider of eGovernment services, today announced that Maryland becomes the latest state to contract with the company for self-funded online government services.

Agreements were recently finalized securing the initial primary funding source for the contract. This concludes the process that began with a competitive bid through which the State of Maryland awarded NIC a five-year contract with three additional one-year renewal terms at the option of the state that will run through August 2019.

Through its subsidiary NICUSA, Inc., NIC will develop an innovative new design for the State’s official website (http://www.maryland.gov), and initially begin enhancing a suite of online services for the Motor Vehicle Administration. Through a self-funded model, NIC will provide its services without using appropriated taxpayer dollars.

“Partnering with NIC allows Maryland to take its e-government services to a whole new level," said Elliot Schlanger, Secretary of the Department of Information Technology. “Combining NIC's experience and best practices with the Governor's drive for innovation and cost-effectiveness, this relationship will result in many new ways that Maryland businesses and citizens will be able to conveniently and securely transact electronically with their state government."

“We are excited about our new partnership with the State of Maryland and the opportunity it will provide our company,” said Harry Herington, NIC’s Chief Executive Officer and Chairman of the Board. “We look forward to expanding our eGovernment innovation with the state and continuing this partnership long into the future.”

Updated Full-Year 2012 Outlook

With this announcement, NIC has updated its 2012 financial guidance.

For the full-year 2012, NIC currently expects total revenues of $202.0-$207.5 million, with portal revenues ranging from $191.3-$196.3 million and software & services revenues ranging from $10.7-$11.2 million. The Company also currently expects operating income to range from $38.0-$41.5 million and net income of $22.0-$24.0 million. The remaining 2012 financial guidance issued by NIC on February 2, 2012 is not changed.

The revised 2012 projections do not include revenues and operating expenses from any unannounced contracts.

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government portals, online services, and secure payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. NIC provides eGovernment solutions for more than 3,500 federal, state, and local agencies in the United States. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include NIC’s financial guidance for the current fiscal year, including statements regarding the planned implementation of new portal contracts, the potential for growth in revenues and income and the continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC’s ability to implement its new portal contracts and an application consolidation project in Texas in a timely and cost-effective manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns, or changes in government policy; the success of the company in signing contracts with new states and federal government agencies, including continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the possibility of security breaches through cyber attacks; and general economic conditions and the other important cautionary statements and risk factors described in NIC’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

CONTACT:
NIC Inc.
Angela Skinner
Director of Communications
913-754-7054
askinner@egov.com